EXHIBIT 3(b)
                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              GUILFORD MILLS, INC.


         GUILFORD MILLS, INC., a corporation organized and existing under and by
virtue  of  the  General   Corporation   Law  of  the  State  of  Delaware  (the
"Corporation"), does hereby certify:

         FIRST:   That the Board of Directors of the Corporation,  at a Special
Meeting,   adopted  the  following   resolution  to  amend  the  Certificate  of
Incorporation of the Corporation:

         RESOLVED, that it is in the best interest of the Corporation that the Certificate of Incorporation of the Corporation be amended by adding the following new Article FOURTEENTH:

                  "FOURTEENTH: A director shall not be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the Delaware Code (relating to the Delaware General Corporation Law) or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the Corporation or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article Fourteenth, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article Fourteenth, shall eliminate or reduce the effect of this Article Fourteenth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Fourteenth would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision."

         SECOND: That the Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.




         IN WITNESS WHEREOF, Guilford Mills, Inc. has caused this Certificate to be signed by Charles A. Hayes, its Chairman, and attested by Paul R. McGarr, its Secretary, this 28th day of December, 1986.

                                                       GUILFORD MILLS, INC.

                                             By:      /s/ Charles A. Hayes
                                                      ---------------------
                                                      Charles A. Hayes
                                                      Chairman of the Board


ATTEST:

By:  /s/ Paul R. McGarr
     ------------------
         Secretary